Exhibit 10.15

DIANTHUS THERAPEUTICS, INC.

203 Crescent Street, Bldg. #4, Suite #205

Waltham, MA 02453

JANUARY 18, 2022

Ryan Savitz

Dear Ryan:

Dianthus Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms contingent upon the closing of the Company’s Series A financing pursuant to which the Company raises not less than $80 million (the “Closing”):

1.        Position. Your employment will be effective upon a mutually agreed date no later than sixty (60) days after the Closing. Your initial title will be Chief Financial Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. You will devote all of your business time, attention and energies to the tasks and duties of your position as assigned by the Company, and you will be expected to abide by all policies and procedures of the Company as in effect from time to time. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.        Cash Compensation.

(a)    Base Salary. The Company will pay you a base salary at the annual rate of $400,000.00, payable in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions. No period of employment is implied by such payment period, nor shall it alter the “at will” nature of your employment as described below and herein. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)    Signing Bonus. As mutually agreed upon consideration that would otherwise not be payable to you except in exchange for your agreement with the noncompetition restrictions set forth in paragraphs 4.2 and 4.3 of your Invention Assignment, Non-Disclosure, and Business Protection Agreement with the Company (the “Invention Assignment Agreement”), you will be granted a one-time sign-on bonus of $15,000 to be paid at the time of the Company’s first payroll after the commencement of your employment. The bonus amounts shall be subject to required tax withholding and other authorized deductions and payment will be contingent upon your continued employment with the Company through the applicable payment date.

(c)    Bonus Eligibility. As mutually agreed upon consideration that would otherwise not be available to you except in exchange for your agreement with the noncompetition restrictions set forth in paragraphs 4.2 and 4.3 of your Invention Assignment Agreement, you will

Ryan Savitz

be eligible to be considered for an annual incentive cash bonus as described below. The bonus (if any) will be awarded based on objective and/or subjective criteria established by the Company’s Chief Executive Officer and be subject to the approval of the Company’s Board of Directors (the “Board of Directors”). Your target annual bonus shall be forty percent (40%) of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

3.        Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies. In addition, you will initially be entitled to earn up to twenty (20) days of paid time off per year, which may be used for vacation and/or sick leave, in accordance with applicable law and Company policy, as in effect from time to time.

4.        Stock Options. As mutually agreed upon consideration that would otherwise not be provided to you except in exchange for your agreement with the noncompetition restrictions set forth in paragraphs 4.2 and 4.3 of your Invention Assignment Agreement, after the commencement of your employment with the Company and after the closing of a private sale of at least $80,000,000 of the Company’s Series A Preferred Stock, the Company will grant to you an option to purchase that number of shares of the Company’s Common Stock (the “Option Grant”) equal to one and three-tenths percent (1.3%) of the Company on a post-closing, Fully Diluted Basis (as defined below). The exercise price per share of the Option Grant will be equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board of Directors or the Compensation Committee in its sole discretion). Subject to your continued employment by the Company through the applicable vesting date, you will vest in 25% of the Option Grant shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service. Furthermore, if the Company is subject to a Change in Control (as will be defined in your stock option agreement) before your employment by the Company terminates, all of your then unvested Option shares shall automatically accelerate and become fully vested. The Option Grant will otherwise be subject to the terms and conditions applicable to options granted under the Company’s 2019 Stock Incentive Plan (the “Plan”), as described in the Plan and a stock option agreement to be entered into by you and the Company. In addition to the Option Grant, you may be eligible to receive such future stock option grants as the Board of Directors or Compensation Committee shall deem appropriate.

5.        Severance Benefits.

(a)    General. If you are subject to a Termination Without Cause, or a Resignation for Good Reason, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors and the board of directors of all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims

Ryan Savitz

that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b)    Salary Continuation. If you are subject to a Termination Without Cause, or a Resignation for Good Reason, then the Company will continue to pay your base salary for a period of nine (9) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the first payroll date after the effective date (without revocation) of the release, and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 50-day period described in the preceding subsection spans two calendar years, then the payments will in any event begin in the second calendar year.

(c)    COBRA. If you are subject to a Termination Without Cause and you elect to continue any then-available Company-sponsored health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the nine (9)-month period following your Separation, (ii) the expiration or termination of continuation coverage available under COBRA, or (iii) the date when you become eligible for health insurance coverage in connection with new employment. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

6.        Certain Conditions. Like all Company employees, as a condition of employment with the Company, you will be required (a) to sign the Company’s Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (b) to sign and return a satisfactory USCIS Form I-9 attached hereto as Exhibit B and provide sufficient documentation when you report for work establishing your employment eligibility in the United States of America as required by law (enclosed is a list of acceptable Form I-9 documentation); and (c) to provide satisfactory proof of your identity as required by law.

7.        Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without advance notice or cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature

Ryan Savitz

of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). In the event that you elect to terminate your employment for any reason (subject to Section 5), you agree to provide at least four (4) weeks’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned and vested compensation through the date of your actual separation.

8.        Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following the earlier of (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence; except (A) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-l(a)(5); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. Each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this letter agreement to comply with, or be exempt from, the requirements of Section 409A.

(c)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.        Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior or contemporaneous agreements, representations, communications or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, and no breach shall be deemed to be waived, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. Any Dispute that is commenced to resolve any matter arising under or relating to any provision of this letter agreement

Ryan Savitz

shall be commenced in Suffolk Superior Court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consent to the jurisdiction of such a court. You and the Company each hereby irrevocably waive any right to a trial by jury in any Dispute arising under or relating to any provision of this letter agreement.

10.        Arbitration. Any Dispute will be settled by final and binding confidential arbitration. The arbitration will take place in Boston, Massachusetts or, at your option, the County in which you primarily worked when the arbitrable Dispute first arose. The arbitration will be administered by JAMS under its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. As a material part of this agreement to arbitrate claims, both you and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this Section 10. You also acknowledge and agree that no claims will be arbitrated on a class action or collective action basis. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable. This paragraph does not apply to claims for (a) workers’ compensation benefits or unemployment insurance benefits and other claims that cannot be arbitrated as a matter of law or (b) concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Invention Assignment Agreement between you and the Company). Further, notwithstanding this agreement to arbitrate, you and the Company agree that either party may seek provisional remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration, including, for example, provisional remedies to enforce the restrictive covenants set forth in the Invention Assignment Agreement.

11.        Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means, as determined by the Board of Directors reasonably and in good faith, (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your material breach of any agreement between you and the Company, following written notice by the Company and your failure to cure, to the extent reasonably capable of being cured, within twenty (20) days, (c) your material failure to comply with the Company’s policies, rules or instructions, following written notice by the Company and your failure to cure, to the extent reasonably capable of being cured, within twenty (20) days, (d) your commission of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any other crime including moral turpitude, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties for a period of at least twenty (20) days after

Ryan Savitz

receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Good Reason” means (a) a material diminution of your base salary or target bonus percentage, other than in similar proportion to a general reduction of the base salaries or target bonus percentages of the Company’s executive officers, (b) any material diminution in your title, authority, responsibilities, or lines of reporting, or (c) any requirement for you to relocate your principal office to a location that is more than 50 miles from your then-current office; provided, however, in the event you believe any of the foregoing grounds exists, (x) you shall provide written notice of the ground to the Company within sixty (60) days of the occurrence of the ground; (y) the Company shall have thirty (30) days within which to cure the ground; and (z) if the ground is not cured, you may resign for Good Reason within thirty (30) days after the end of the cure period. For the avoidance of doubt, if the Company becomes a subsidiary, division, or business unit of another entity as a result of a change in control and you are responsible for the scientific leadership and/or management of such subsidiary, division or business unit following the change in control, no diminution in your title, authority, responsibilities, or lines of reporting shall be deemed to have occurred. Moreover, if you receive, retain, and/or are offered a senior management position with the company that survives the change in control with responsibilities that are approximately commensurate with your responsibilities at the Company prior to the change in control, then this also shall not be considered a diminution in your title, authority, responsibilities, or lines of reporting.

“Fully Diluted Basis” means, as of a specified date, the number of shares of Company Common Stock then-outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) including the number of shares reserved and available for future grant under any then-existing equity incentive plan of the Company; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (a) preemptive or other rights to participate in new offerings of securities by the Company, (b) obligations or rights under a purchase agreement for preferred stock of the Company to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or satisfaction (or waiver) of specified Company performance conditions or (c) anti-dilution provisions that have not been triggered.

“Resignation for Good Reason” means your resignation for Good Reason, as defined above.

“Separation” means a “separation from service,” as defined in the regulations under the Code.

“Termination Without Cause” means the termination of your employment by the Company without Cause.

* * * * *

Ryan Savitz

We hope that you will accept our contingent offer to join the Company. You may indicate your agreement with these terms and accept this contingent offer by signing and dating both this letter agreement and the enclosed Invention Assignment Agreement and returning them to me. This contingent offer, if not accepted, will expire at the close of business on January 21, 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Please retain a copy of this letter agreement and Invention Assignment Agreement for your records.

If you have any questions, please call me at              .

Very truly yours,

DIANTHUS THERAPEUTICS, INC.

By: /s/ Marino Garcia Name: Marino Garcia Title: President and CEO

I have read and accept this contingent employment offer:

/s/ Ryan Savitz Ryan Savitz

Dated: 1/22/2022

Attachment

Exhibit A: Invention Assignment, Non-Disclosure, and Business Protection Agreement

Exhibit B: USCIS Form I-9

EXHIBIT A

INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT

INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT

THIS INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT (the “Agreement”) is made by and between Dianthus Therapeutics, Inc., a Delaware corporation with an office at 203 Crescent St., Building 4, Suite 205, Waltham, MA 02453 (the “Company”), and Ryan Savitz with an address at                      (“Employee”).

The Company and Employee agree as follows:

1.

Condition of Employment. Employee acknowledges that protection of the Company’s proprietary and confidential information is critical to the survival and success of the Company’s business because of the nature of the Company’s business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his/her employment with the Company ends. This Agreement will become effective on the earliest of: (a) the date of Employee’s signature below, (b) the first day of Employee’s employment by the Company, or (c) the first day on which the Company discloses Proprietary Information to Employee. Subject to paragraph 4.6, Employee’s obligations under this Agreement will continue even after his/her employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2.	Proprietary and Confidential Information.

2.1

Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature, relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his/her relationship with the Company is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the proper performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by the Company, Employee will use Employee’s best efforts to prevent unauthorized use, publication or disclosure of any of the Company’s Proprietary Information.

2.2	Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, passwords, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company’s premises except in the reasonable pursuit of the business of the Company. All such materials or copies of such materials and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (a) a request by the Company or (b) termination of his/her employment. After such delivery, Employee shall not retain any such materials or copies of such materials, including but not limited to electronic copies, or any such tangible property. For purposes of clarity, Employee agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his/her employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information of the Company which Employee has password-protected on any computer equipment, network or system.

2.3

Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2.1 and 2.2 above, and his/her obligation to return materials and tangible property, set forth in paragraph 2.2 above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his/her relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

2.4

However, in the event that Employee (a) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (b) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

2.5	The Company provides notice to Employee that pursuant to the United States Defend Trade Secrets Act of 2016:

(a)

An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)	An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

2.6

In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

3.	Developments.

3.1

Employee will, except as expressly provided in paragraph 3.4, make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not:

(a)

which have been created, made, conceived or reduced to practice by Employee or under his/her direction or jointly with others prior to the date hereof and which are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development,

(b)

which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company, or

(c)

which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

3.2

Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3.2 shall not apply to Developments (described in clauses 3.1(b) and 3.1(c) above) which are not potentially competitive with, and do not relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development at the time such Development is created, made, conceived or reduced to practice, and which are made and conceived by Employee not during normal working hours, not on the Company’s premises and not using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3.2 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments.

3.3

All discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, arising in the one year period after the termination or cessation of such employment for any reason which (a) are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, and (b) relate to any patent, copyright, trade secret, or other intellectual property right, worked on by Employee while Employee is employed by the Company, shall be presumed to have been created, made, conceived or reduced to practice during Employee’s employment with the Company and shall therefore be deemed a Development; provided, however, that Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred exclusively following employment with the Company and without use of, and not based on knowledge of, the Company’s tools, devices, equipment or Proprietary Information.

3.4

To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his/her property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

3.5

Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee will not seek additional compensation or reimbursement from the Company for time spent complying with these obligations. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

4.	Non-Competition.

4.1

Non-Competition During Employment. While Employee is employed by the Company, Employee will not directly or indirectly, engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or anticipated to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that targets the complement pathway.

4.2

Restrictions on Competition Post-Employment. For a period of nine (9) months following the termination of Employee’s employment with the Company (the “Restricted Period”), Employee will not Compete with the Company. The term “Compete” means providing to a Competing Organization the same types of services (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that Employee provided to the Company in any geographic areas in which Employee provided services or had a material presence or influence, directly or indirectly, at any time within the last two (2) years of employment.

4.3

Extension and Tolling of Restricted Period. The Restricted Period in paragraph 4.2 shall automatically extend from nine (9) months to eighteen (18) months after termination of Employee’s employment in the event that Employee (a) breaches a fiduciary duty to the Company, or (b) unlawfully takes, physically or electronically, property belonging to the Company. In addition, if Employee violates paragraph 4.2, Employee shall continue to be bound by its restrictions until a period of nine (9) months has expired without any violation of such provisions.

4.4

Mutually Agreed Upon Consideration. Employee and the Company mutually agree that Employee’s (a) receipt of a stock option exercisable for Company common stock pursuant to the terms of the Company’s 2019 Stock Incentive Plan and the applicable stock option agreement, (b) eligibility to receive a discretionary bonus as set forth in Employee’s offer letter, and (c) receipt of a sign-on bonus in the aggregate amount of $15,000.00 (collectively, the “Mutually Agreed Upon Consideration”) shall be contingent on Employee’s agreement to the noncompetition restrictions set forth in paragraphs 4.2 and 4.3 of this Agreement. Unless and until Employee agrees to those restrictions, Employee shall not be permitted to receive the Mutually Agreed Upon Consideration, which Employee acknowledges and agrees is fair, reasonable, and adequate to support the noncompetition restrictions set forth in paragraphs 4.2 and 4.3.

4.5

Non-Competitive Divisions. Paragraph 4.2 shall not preclude Employee from becoming an employee of, consultant to, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if (a) the Division by which Employee is employed or engaged, or to which Employee provides services, is not (if treated by itself as an independent entity) a Competing Organization, (b) Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is a Competing Organization (if treated by itself as an independent entity) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (c) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Employee’s commencement of employment with the Division.

4.6

Terminations without Cause and Layoffs. To the extent required by law, the Company shall not enforce paragraph 4.2 in the event that Employee is terminated without cause or laid off, unless it is discovered that Employee took the Company’s information and/or violated a fiduciary duty. Solely for the purposes of this Agreement, Employee agrees that the following shall constitute grounds for a termination for cause: (a) a reasonable basis for the Company’s dissatisfaction with Employee, entertained in good faith, for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (b) grounds for discharge reasonably related, in the Company’s honest judgment, to the needs of its business. A termination is not for cause if it is on unreasonable grounds or arbitrarily, capriciously, or in bad faith. For purposes of clarity, the above described grounds for a termination for cause shall be applicable only to this Agreement, and not any other agreement entered into between Employee and the Company related to employment, equity or otherwise that contains or uses the terms “Cause” or “cause”.

4.7

Acknowledgments. Employee acknowledges that the noncompetition restrictions in paragraphs 4.1 and 4.2 are no broader than necessary to protect the Company’s interests in its trade secrets, confidential information, and/or goodwill. Employee further acknowledges that these noncompetition restrictions cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

5.

Non-Solicitation. While Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Non-Solicitation Period”), Employee will not directly or indirectly:

5.1

Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by Employee directly or the Company during the 12-month period prior to the termination or cessation of Employee’s employment with the Company; or

5.2

Either alone or in association with others (a) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (b) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of Employee’s employment with the Company; provided, that this clause (b) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer. However, this paragraph 5.2 shall not apply to (x) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

5.3

So that the Company may enjoy the full benefit of the covenants contained in this paragraph 5, Employee further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by Employee of such covenants.

6.

Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company, bring onto the Company’s premises, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

7.

United States Government Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company under such agreements.

8.	Miscellaneous.

8.1

Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

8.2

Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

8.3

No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment. Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

8.4

Successors and Assigns. This Agreement is binding on Employee and his/her heirs, executors and administrators, and is for the benefit of the Company and its successors and assigns. The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

8.5

Interpretation. If any restriction set forth in paragraphs 3, 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a scope of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

8.6

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8.7

Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.8

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (but without reference to provisions concerning the conflicts of laws). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced in Suffolk Superior Court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and Employee each consents to the jurisdiction of such a court. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. Employee agrees that in the event that Employee breaches this Agreement, Employee shall be liable for the Company’s reasonable costs and fees related to the breach, including, but not limited to, attorney’s fees, forensic technologists’ fees, and expert witness fees.

8.9

Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

8.10

Captions. The captions of the sections and paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section or paragraph of this Agreement.

8.11	Review by Counsel. Employee acknowledges that he/she had the right to consult with legal counsel before signing this Agreement.

8.12

Application in California. While Employee is employed by the Company in California such that this Agreement is subject to the California Business and Professions Code § 16600 and following the termination or cessation of such employment if Employee is so employed by the Company in California at the time of such termination or cessation, (a) the post- employment aspects of paragraph 3.3 and paragraph 4.2 shall be disregarded, and shall not apply to Employee, and (b) the post-employment aspects of paragraph 5.1 shall be disregarded, and shall not apply to Employee, provided, however, that Employee shall not directly or indirectly use Proprietary Information to engage in activities described in paragraph 5.1.

[Signature page follows]

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT, THAT EMPLOYEE HAD THE RIGHT TO CONSULT WITH COUNSEL BEFORE SIGNING BELOW, AND THAT EMPLOYEE WAS PROVIDED WITH THIS AGREEMENT ON THE EARLIER OF THE SUBMISSION OF A FORMAL OFFER OF EMPLOYMENT OR TEN BUSINESS DAYS BEFORE COMMENCEMENT OF EMPLOYMENT. EMPLOYEE UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

DIANTHUS THERAPEUTICS, INC.	RYAN SAVITZ

By: /s/ Marino Garcia	By: /s/ Ryan Savitz

Name: Marino Garcia	Date: 1/22/2022

Title: President and CEO

Date: 1/22/2022

[Signature Page to Invention Assignment, Non-Disclosure, and Business Protection Agreement]

EXHIBIT B

I-9 IMMIGRATION FORM